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                                                             Exhibit 23.1

INDEPENDENT AUDITOR'S CONSENT


To the Board of Directors
The Ashton Technology Group, Inc.

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on the Form S-2 of our report dated June 1, 2001, except for note 18, as to which the date is July 13, 2001, on the consolidated financial statements of The Ashton Technology Group, Inc. and Subsidiaries as of March 31, 2001 and 2000 and for each of the three years in the period ended March 31, 2001, which appear in the Company's Annual Report on form 10-K for the year ended March 31, 2001. We also consent to the reference to our Firm under the captions "Experts" in such Prospectus.


GOLDSTEIN GOLUB KESSLER LLP

/s/ Goldstein Golub Kessler LLP

New York, New York

November 9, 2001